                                                                 EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              FAYETTE COUNTY BANK

                                      AND

                              IRA P. SHEPHERD, III

                               TABLE OF CONTENTS



Section 1.  Definitions...........................................................................................1
            1.1  Adequate Justification...........................................................................1


Section 2.  Employment............................................................................................4


Section 3.  Titles................................................................................................4


Section 4.  Compensation and Benefits; Disability.................................................................4


Section 5.  Expenses..............................................................................................5


Section 6.  Termination...........................................................................................5


Section 7.  Confidential Information and Related Matters..........................................................9


Section 8.  Key-Man Life Insurance...............................................................................11


Section 9.  Notices..............................................................................................11


Section 10. Miscellaneous........................................................................................12

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement") dated as of February 21, 1996, by and between Fayette County Bank, a Georgia banking corporation (the "Employer"), and Ira P. Shepherd, III (the "Executive").


                              W I T N E S S E T H:

                  WHEREAS, the Employer presently employs the Executive as the President and Chief Executive Officer ("CEO") of the Employer pursuant to the terms of this Agreement; and

                  WHEREAS, the Executive desires to be employed by the Employer pursuant to this Agreement; and

                  WHEREAS, both parties hereto acknowledge that the services to be performed by the Executive under this Agreement shall require a high degree of diligence, creativity and responsiveness appropriate to the Employer's business intentions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:

                  Section 1. Definitions. For the purpose of this Agreement, the terms used as headings in this Section 1, and parenthetically defined elsewhere in this Agreement, shall have the indicated meanings.

                  1.1 Adequate Justification. The occurrence after a Change in Control of any of the following events or conditions: (i) a material failure of the Employer to comply with the terms of this Agreement; (ii) any relocation of the Executive outside the Territory, as amended from time to time, that is not approved by the Board of Directors; or (iii) other than as provided for herein, any substantial diminution in the Executive's authority or the Executive's responsibilities that is not approved by the Board of Directors.

                  1.2 Affiliate. Any business entity controlled by, controlling or under common control with the Employer.

                  1.3      Board of Directors.  The Board of Directors of the
Employer.

                  1.4 Business. The operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

                  1.5      Cause.  As defined in Section 6.3(a)(iii).

                  1.6 Change in Control. The occurrence during the Term of any of the following events, unless such event is a result of a Non-Control
Transaction:

                  (a)(_) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board of Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                  (b)(_) An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                  (c)(_) Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

                  (d) A notice of an application is filed with the Federal Reserve Board (the "FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or otherwise for permission to acquire control of the Employer or any of its banking subsidiaries.

                  1.7 COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  1.8 Competing Business. Any business that, in whole or in part, is the same or substantially the same as the Business.

                  1.9 Confidential Business Information. Any non-public information of a competitively sensitive or personal nature, other than Trade Secrets, acquired by the Executive, directly or indirectly, in connection with the Executive's employment (including his employment with the Employer prior to the date of this Agreement), including (without limitation) oral and written information concerning the Employer or its Affiliates relating to financial position and results of operations (revenues, margins, assets, net income, etc.), annual and long-range business plans, marketing plans and methods, account invoices, oral or written customer information, and personnel information. Confidential Business Information also includes information recorded in manuals, memoranda, projections, minutes, plans, computer programs, and records, whether or not legended or otherwise identified by the Employer and its Affiliates as Confidential Business Information, as well as information which is the subject of meetings and discussions and not so recorded; provided, however, that Confidential Business Information shall not include information that is generally available to the public, other than as a result of disclosure, directly or indirectly, by the Executive, or was available to the Executive on a non-confidential basis prior to its disclosure to the Executive.

                  1.10 Non-Control Acquisition. An acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the Employer or (ii) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Employer (a "Subsidiary"); (b) the Employer or any Subsidiary; or (c) any person in connection with a Non-Control Transaction.

                  1.11 Non-Control Transaction. A transaction described in clauses (a) and (b) below:

                  (a) the shareholders of the Employer, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                  (b) immediately following such merger, consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  1.12     Term.  As defined in Section 6.1.

                  1.13 Territory. A radius of ten miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

                  1.14 Trade Secret. Any information, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a plan, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                  Section 2. Employment. (a) The Employer hereby employs the Executive to serve in the positions described in Section 3 below during the term of this Agreement and to perform those acts and duties for, and to furnish services to the Employer and its Affiliates as may be designated from time to time by the Board of Directors. The Executive hereby accepts such employment. The Executive will have such executive or managerial duties as the Board of Directors shall direct from time to time, as specified in the Employer's Bylaws, as amended from time to time, or as the Board of Directors shall direct from time to time. In the performance of his duties hereunder, the Executive shall comply with all laws, rules and regulations which may be applicable to the Employer from time to time.

                  (b) The Executive shall use his best and most diligent efforts to promote the interests of the Employer and its Affiliates and shall devote his full business time and attention to his employment under this Agreement. The Executive may devote a reasonable amount of time to serve as a director or advisor to charitable and community activities and to managing his personal investments; provided, however, that such activities and investments do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Employer and its Affiliates.

                  Section 3. Titles. The Executive shall hold the title of President and CEO of the Employer.

                  Section 4. Compensation and Benefits; Disability

                  4.1 Compensation. The Employer shall pay the Executive a salary at a rate of not less than $115,000 per annum in accordance with the salary payment practices of the Employer. The Board of Directors shall determine, in its sole discretion, with the Executive abstaining from participating in the consideration of and vote on the matter, whether a salary increase for the Executive is merited based upon annual performance and a cost of living review.

                  4.2 Bonus. The Executive shall be eligible to receive a cash bonus in an amount determined by the Board of Directors, with the Executive abstaining from participating in the consideration of and vote on the matter, based on such intangible criteria as the Board of Directors shall establish.

                  4.3 Other Benefits. During the term of this Agreement, the Employer shall provide the Executive with all life insurance, dental and health insurance, disability insurance, retirement benefits, and such other benefits or plans as are generally afforded other personnel of the Employer. In addition, the Employer shall pay the Executive's dues pertaining to the Flat Creek Club in Peachtree City, Georgia.

                  4.4 Vacation. The Executive may take four weeks paid vacation per year through the third year of this Agreement.

                  Section 5. Expenses. Pursuant to the Employer's customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Employer or its Affiliates in the performance of his duties hereunder. In addition, the Employer will provide the Executive with an automobile (with a cost not to exceed $30,000) owned or leased by the Employer of a make and model appropriate to the Executive's status.

                  Section 6. Termination.

                  6.1 Term. The Executive's employment hereunder shall be for a term commencing on the date hereof and ending on the third anniversary of this Agreement (the "Term"), unless further extended or sooner terminated as provided below.

                  6.2 Extension of Term. On the last day of this Agreement, the term of the Executive's employment shall be automatically extended for one additional three-year term without further action by the parties unless, prior to the last day of this Agreement, either party shall serve 30 days written notice upon the other of its intention that this Agreement shall not be so extended; provided, that if Employer does not renew this Agreement for an additional three-year term pursuant to this Section 6.2, the Employer shall pay the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for a period ending six months from the last day of this Agreement.

                  6.3      Termination. (a) Notwithstanding the provisions of
Section 6.1 or Section 6.2, Executive's employment hereunder shall terminate upon the occurrence of any of the following events:

                    (i) The death of the Executive, in which event such employment shall terminate automatically;

                   (ii) The disability of the Executive, which renders him unable to perform the essential functions of his job, and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer. The Executive acknowledges that the position of CEO and President is one that requires the full time and energy of the Executive and that any accommodation based on part-time employment would pose an undue hardship on the Employer; or

                  (iii) Upon the determination of Cause for termination, in which event such employment may be terminated by written notice at the election of the Employer. For purposes of this Agreement, "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer (provided, that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the Executive exhibits a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) as provided in Section 2(b), the failure of the Executive to devote his full business time and attention to his employment under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

                  (b) If the Executive's employment is terminated by the Employer pursuant to Section 6.3(a)(i), the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus a pro rata share of any bonus under Section 4.2 if otherwise payable with respect to the fiscal year during which the Executive died which was earned as of the date of the Executive's death as a result of the Employer achieving the goals determined by the Board of Directors.

                  (c) In the event of the physical or mental incapacity of the Executive which, if continued for a sufficient period, would provide the Employer with grounds for termination of the Executive's employment under
Section 6.3(a)(ii), the Employer shall continue to pay the Executive his full base salary at the rate then in effect under Section 4.1 and all perquisites and other benefits (other than any bonus under Section 4.2) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, after which the Executive shall be entitled to receive 50% of his base salary then in effect under Section 4.1, and all perquisites and other benefits (other than any bonus under Section 4.2), until the earlier of (i) the Executive's death; (ii) the Executive's return to full employment status with the Employer; or (iii) the second anniversary of such incapacity. Furthermore, the Executive shall receive his pro rata share of any bonus under Section 4.2 which was earned on the date the Executive became disabled as a result of the Employer achieving the goals determined by the Board of Directors. Nothing in this Section 6.3(c) shall preclude the Employer from terminating the Executive's employment under Section 6.3(a)(iii).

                  (d) If the Executive's employment is terminated for Cause pursuant to Section 6.3(a)(iii), or if the Executive resigns without Adequate Justification (except for a termination of employment pursuant to Section 6.3(f)), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination. Adequate Justification shall only be deemed to have occurred if not cured by the Employer within ten days following receipt of written notice from the Executive which specifies with particularity the events which constitute such Adequate Justification.

                  (e) If Employer terminates the Executive other than pursuant to clauses (i), (ii) or (iii) of Section 6.3(a), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for a period ending on the earlier of the date which is six months from the date of termination or the date his total monthly compensation from his new position equals his monthly base salary under this Agreement at the date of termination. If and to the extent that the Executive's compensation in his new employment position is less than his current base salary from the Employer, then the Executive shall be entitled to a supplement payable monthly in an amount equal to the difference between the Executive's monthly base salary under this Agreement at the date of termination of employment and his total monthly compensation in his new position (as determined by dividing the Executive's annual compensation from the Executive's new position by 12). If the Employer terminates the Executive other than pursuant to clauses (i), (ii) or (iii) of Section 6.3(a) the Employer shall also pay the Executive his pro rata share of any bonus pursuant to Section 4.2 which was earned as of the date of his termination by achievement of the goals determined by the Board of Directors.

                  (f) After a Change in Control, the Executive may terminate his employment hereunder for any reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after any occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control. If the Executive's employment with the Employer is terminated pursuant to this Section 6.3(f), in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following: (i) the Employer shall pay the Executive in cash within 15 days of the such termination date any sums due him as base salary and/or reimbursement of expenses through the date of such termination plus a pro rata share of any bonus under Section 4.2 if otherwise payable with respect to the fiscal year during such termination which was earned as of the date of termination as a result of the Employer achieving the goals determined by the Board of Directors; (ii) the Employer shall pay the Executive in cash within 15 days of such termination date one lump sum payment in an amount equal to three times the Executive's then current annual base salary; and (iii) the restrictions on any outstanding incentive awards (including stock options) granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, and all stock options granted to the Executive shall become 100% vested.

                  (g) With the exceptions of the provisions of Sections 6.3(b), 6.3(c), 6.3(d), 6.3(e), 6.3(f), and 6.3(i) and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

                  (h) In the event that the Executive's employment is terminated for any reason, the Executive shall (and does hereby) tender his resignation as a director of the Employer and its Affiliates effective as of the date of termination.

                  (i) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the tax payable by the Executive, pursuant to Section 4999 of the Internal Revenue Code, on such "excess parachute payments," taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.

                  Section 7. Confidential Information and Related Matters.

                  7.1 Confidential Information. (_) The Executive agrees to maintain in strict confidence, and not use or disclose except pursuant to written instructions from the Employer, any Trade Secret of the Employer and its Affiliates, for so long as the pertinent data or information remains a Trade Secret, provided that the obligation to protect the confidentiality of any such information or data shall not be excused if such information or data ceases to qualify as a Trade Secret as a result of the acts or omissions of the Executive.

                  (_) The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information for a period of two years following (i) the termination of the Executive, except after a Change in Control, or (ii) the resignation of the Executive without Adequate Justification.

                  (_) Upon termination of employment, the Executive shall leave with the Employer all business records, contracts, calendars, telephone lists, rolodexes and other materials or business records relating to the Employer and its Affiliates, its business or customers, including all physical, electronic, and computer copies thereof, whether or not the Executive prepared such materials or records himself. Upon such termination, the Executive shall retain no copies of any such materials.

                  (_) The Executive may disclose Trade Secrets or Confidential Business Information pursuant to any order or legal process requiring him (in his legal counsel's reasonable opinion) to do so; provided, however, that the Executive shall first have notified the Employer in writing of the request or order to so disclose the Trade Secrets or Confidential Business Information in sufficient time to allow the Employer to seek an appropriate protective order.

                  7.2 Not to Compete. Except after a Change in Control, for a period of (i) six months following the termination of the Executive for any reason other than pursuant to clauses (i), (ii), or (iii) of Section 6.3(a),
(ii) one year following the resignation of the Executive without Adequate Justification, or (iii) two years following the termination of the Executive for Cause pursuant to Section 6.3(a)(iii), the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

                  7.3 Agreement Not to Solicit Customers. Except after a Change in Control, for a period of (i) six months following the termination of the Executive for any reason other than pursuant to clauses (i), (ii), or (iii) of
Section 6.3(a), (ii) one year following the resignation of the Executive without Adequate Justification, or (iii) two years following the termination of the

Executive for Cause pursuant to Section 6.3(a)(iii), the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory.

                  7.4 Agreement Not to Solicit Employees. Except after a Change in Control, for a period of (i) six months following the termination of the Executive for any reason other than pursuant to clauses (i), (ii), or (iii) of Section 6.3(a), (ii) one year following the resignation of the Executive without Adequate Justification, or (iii) two years following the termination of the Executive for Cause pursuant to Section 6.3(a)(iii), the Executive will not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

                  7.5 Extension of Term of Restrictions. If the Executive violates any of the restrictions set forth in Sections 7.1 to 7.4 of this Agreement, the duration of such restriction shall be extended by a number of days equal to the number of days in which the Executive shall have been determined to be or shall have admitted to being in violation of such restriction.

                  7.6 Remedies. The Executive acknowledges and agrees that great loss and irreparable damage would be suffered by the Employer if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth in Sections 7.1 to 7.4 of this Agreement. The Executive further acknowledges and agrees that each of these covenants and agreements is reasonably necessary to protect and preserve the interests of the Employer and its Affiliates. The parties agree that money damages for any breach of Sections 7.1 to 7.4 of this Agreement by the Executive are impossible to measure, that the Employer is entitled to preliminary and permanent injunctive relief in the event that the Executive violates any of the terms or provisions of the covenants set forth in Sections 7.1 to 7.4, and that the Executive or any of the Executive's affiliates, as the case may be, will, to the extent permitted by law, waive in any proceeding initiated to enforce such provisions any claim or defense that an adequate remedy at law exists. The existence of any claim, demand, action, or cause of action against the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of the covenants or agreements in this Agreement; provided, however, that nothing in this Agreement shall be deemed to deny the Executive the right to defend against this enforcement on the basis that the Employer has no right to its enforcement under the terms of this Agreement.

                  7.7 Severability; Reformation. The Executive acknowledges and agrees that (i) the covenants and agreements contained in Sections 7.1 to 7.4 of this Agreement are the essence of this Agreement; (ii) that the Executive has received good, adequate and valuable consideration for each of these covenants; (iii) each of these covenants is reasonable and necessary to protect and preserve the interests and properties of the Employer and the Business;
(iv) the Employer, through its Affiliates, is and will be engaged in and throughout the Territory in the Business; (v) a Competing Business could be engaged in from any place in the Territory; and (vi) the Employer has a legitimate business interest in restricting the Executive's activities throughout the Territory. The Executive also acknowledges and agrees that (i) irreparable loss and damage will be suffered by the Employer should the Executive breach any of these covenants and agreements; (ii) each of these covenants and agreements in Sections 7.1 to 7.4 is separate, distinct and severable not only from the other covenants and agreements but also from the remaining provisions of this Agreement; and (iii) the unenforceability of any covenants or agreements shall not affect the validity or enforceability of any of the other covenants or agreements or any other provision or provisions of this Agreement. The Executive acknowledges and agrees that if any of the provisions of Sections 7.1 to 7.4 of this Agreement shall ever be deemed to exceed the time, activity, or geographic limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, or geographical limitations permitted by applicable law.

                  7.8 Modification of Section 7 and Definitions. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of this Section 7, the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by this
Section 7 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

                  Section 8. Key-Man Life Insurance. As a condition precedent to the effectiveness of this Agreement, the Executive must pass a complete physical exam and be insurable for $250,000 pursuant to a key-man insurance policy. For so long as the Executive is President and CEO of the Employer, the Employer shall maintain key-man life insurance on the Executive in the amount of $250,000, with the proceeds payable to the Employer.

                  Section 9. Notices. All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail (return receipt requested) postage prepaid to the parties at the following addresses (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to Employer:

                           Fayette County Bank
                           300 Peachtree Parkway South
                           Peachtree City, Georgia 30269
                           Attention:  Chairman of the Board

                           With a copy (which shall not constitute notice) to:

                           Nelson Mullins Riley & Scarborough, L.L.P.
                           400 Colony Square, Suite 2200
                           Atlanta, Georgia 30361
                           Attention:  Glenn W. Sturm, Esq.

                  (b) If to the Executive, at the last address included on the Employer's payroll records.

                  Section 10. Miscellaneous.

                  10.1 Representations and Covenants. In order to induce the Employer to enter into this Agreement, the Executive makes the following representations and covenants to the Employer and acknowledges that the Employer is relying upon such representations and covenants:

                  (a)(_) No restrictive covenants and/or non-compete agreements exist to which the Executive is a party or otherwise bound which will interfere with or in any way impede his ability to perform all of the terms and conditions of this Agreement.

                  (b) The Executive, during the term of this Agreement, shall use his best efforts to disclose to the Board of Directors by any effective method any bona fide information known by him that would have any material negative impact on the Employer or an Affiliate.

                  10.2 Entire Agreement. This Agreement contains the entire understanding of the parties as to the subject matter hereof and fully supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.

                  10.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party as to whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of this Agreement.

                  10.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

                  10.5 Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

                  10.7 Governing Law. This Agreement has been executed and delivered in the State of Georgia, and its validity, interpretation, performance and enforcement shall be governed by the internal laws but not the conflicts of law rules of such State.

                  10.8 Further Assurances. Each party agrees at any time, and from time to time, to execute, acknowledge, deliver and perform and cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions and intent of this Agreement.

                  10.9 Gender; Number. In this Agreement, the use of one gender (e.g., "he," "she" and "it") shall mean each other gender; and the singular shall mean the plural, and vice versa, all as the context may require.

                  10.10 Severability. The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

                  10.11 Consents. Any consent, approval or authorizations required hereunder shall mean the written consent, approval or authorization of the Chairman of the Board of Directors of the Employer or such other officer as may be designated in writing by the Board of Directors.

                  10.12 Indemnification and Expenses. The Employer will indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Georgia or any other state where the Employer shall be incorporated from time to time and the existing or any future Bylaws of the Employer, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Employer (other than an action, suit or proceeding against the Executive under this Agreement), and the Executive shall be entitled to the protection of any insurance policies the Employer elects to maintain generally for the benefit of its directors and officers. To the extent permitted by law, the Employer shall advance all reasonable costs, charges and expenses incurred by the Executive in defending himself against any action referred to in this Section 10.12.


                  IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.


                                        FAYETTE COUNTY BANK

ATTEST:

By:                                     By:
   ------------------------------           ----------------------------------
   Name:                               Name:
   Title:                                   Title:
   (CORPORATE SEAL)

                                        EXECUTIVE



                                        --------------------------------------
                                                 Ira P. Shepherd, III